Exhibit 99.2
For Immediate News Release
January 31, 2018

AVALONBAY COMMUNITIES, INC. ANNOUNCES
2017 OPERATING RESULTS, 3.5% DIVIDEND INCREASE
AND INITIAL 2018 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended December 31, 2017 was $237,573,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) of 2.3% to $1.72 for the three months ended December 31, 2017, from $1.76 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended December 31, 2017 increased 4.3% to $2.18 from $2.09 for the prior year period. Core FFO per share (as defined in this release) for the three months ended December 31, 2017 increased 6.1% to $2.25 from $2.12 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended December 31, 2017 to its results for the prior year period:

Q4 2017 Results Compared to Q4 2016

	Per Share
	EPS	FFO	Core FFO

Q4 2016 per share reported results	$1.76	$2.09	$2.12
Established and Redevelopment Community NOI	0.04	0.04	0.03
Development and Other Stabilized Community NOI	0.20	0.20	0.20
Capital markets activity (1)	(0.12)	(0.12)	(0.06)
Joint venture income and management fees	(0.03)	(0.03)	(0.01)
General and administrative expense and other	(0.04)	(0.04)	(0.04)
Casualty gain, net	0.04	0.04	0.01
Gain on sale of real estate and depreciation expense	(0.13)	$—	—
Q4 2017 per share reported results	$1.72	$2.18	$2.25

(1) Includes the impact of non-cash lease termination and debt extinguishment costs.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the fourth quarter of 2017 to its October 2017 outlook:

Fourth Quarter 2017 Results
Comparison to October 2017 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - October 2017 outlook (1)	$1.60	$2.22	$2.24
Other Stabilized and Development Community NOI	0.01	0.01	0.01
Casualty gain, net	0.05	0.05	0.01
Capital markets activity (2)	(0.09)	(0.09)	—
General and administrative expense and other	(0.01)	(0.01)	(0.01)
Gain on sale of real estate	0.16	—	—
Q4 2017 per share reported results	$1.72	$2.18	$2.25

(1) The mid-point of the Company's October 2017 outlook.

(2) Includes the impact of non-cash lease termination and debt extinguishment costs.

For the year ended December 31, 2017, EPS decreased 15.6% to $6.35 from $7.52 for the prior year, FFO per share increased 2.3% to $8.45 from $8.26 for the prior year, and Core FFO per share increased 5.3% to $8.62 from $8.19 for the prior year.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the full year 2017 to its results for the full year 2016:

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Full Year 2017 Results
Comparison to Full Year 2016

	Per Share
	EPS	FFO	Core FFO

2016 per share reported results	$7.52	$8.26	$8.19
Established and Redevelopment Community NOI	0.19	0.19	0.18
Development and Other Stabilized Community NOI	0.60	0.60	0.61
Capital markets activity	(0.44)	(0.44)	(0.26)
Joint venture income and management fees	0.13	0.13	(0.04)
General and administrative expense and other	(0.06)	(0.06)	(0.07)
Casualty and impairment gain (loss), net and business interruption insurance proceeds	(0.18)	(0.15)	0.01
Gain on sale of real estate and depreciation expense	(1.41)	(0.08)	—
2017 per share reported results	$6.35	$8.45	$8.62

Operating Results for the Three Months Ended December 31, 2017 Compared to the Prior Year Period

For the Company, total revenue increased by $37,052,000, or 7.1%, to $555,292,000. This increase is primarily due to growth in revenue from Development Communities and stabilized operating communities.

For Established Communities, total revenue increased $8,478,000, or 2.2%, to $396,979,000. Operating expenses for Established Communities increased $3,016,000, or 2.7%, to $114,314,000. NOI for Established Communities increased $5,462,000, or 2.0%, to $282,665,000. Rental revenue for Established Communities increased 2.2%, as a result of an increase in Average Rental Rates of 2.1% and Economic Occupancy of 0.1%. If the Company were to include current and previously completed Redevelopment Communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 2.3%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended December 31, 2017 compared to the three months ended December 31, 2016:

Q4 2017 Compared to Q4 2016
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	1.5%	3.0%	0.6%	14.3%
Metro NY/NJ	1.6%	(0.1)%	2.3%	23.5%
Mid-Atlantic	1.3%	2.6%	0.7%	16.3%
Pacific NW	5.4%	(4.1)%	9.1%	5.8%
No. California	1.6%	3.9%	0.9%	19.6%
So. California	3.7%	6.6%	2.7%	20.5%
Total	2.2%	2.7%	2.0%	100.0%

(1) See Attachment 4, Quarterly Rental Revenue and Occupancy Changes, for additional detail.

(2) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.

(3) Represents each region's % of total NOI for Q4 2017, including amounts related to communities that have been sold or that are classified as held for sale.

Operating Results for the Year Ended December 31, 2017 Compared to the Prior Year

For the Company, total revenue increased by $113,373,000, or 5.5%, to $2,158,628,000. This increase is primarily due to growth in revenue from stabilized operating communities and Development Communities.

For Established Communities, total revenue increased $38,558,000, or 2.5%, to $1,575,260,000. Operating expenses for Established Communities increased $11,367,000, or 2.5%, to $462,788,000. NOI for Established Communities increased $27,191,000, or 2.5%, to $1,112,472,000. Rental revenue for Established Communities increased 2.5%, as a result of an increase in Average Rental Rates of 2.4% and Economic Occupancy of 0.1%. If the Company were to include current and previously completed Redevelopment Communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 2.6%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2017 compared to the year ended December 31, 2016:

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Full Year 2017 Compared to Full Year 2016
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	2.4%	3.0%	2.1%	14.2%
Metro NY/NJ	2.1%	1.9%	2.1%	23.8%
Mid-Atlantic	1.8%	2.3%	1.5%	15.7%
Pacific NW	5.4%	2.5%	6.3%	5.6%
No. California	1.6%	1.4%	1.6%	20.1%
So. California	3.9%	3.9%	3.9%	20.6%
Total	2.5%	2.5%	2.5%	100.0%

(1) See Attachment 6, Full Year Rental Revenue and Occupancy Changes, for additional detail.

(2) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.

(3) Represents each region's % of total NOI for Full Year 2017, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended December 31, 2017, the Company completed the development of six communities:

•	Avalon North Station, located in Boston, MA;

•	Avalon West Hollywood, located in West Hollywood, CA;

•	Avalon Newcastle Commons I, located in Newcastle, WA;

•	Avalon Great Neck, located in Great Neck, NY;

•	Avalon Rockville Centre II, located in Rockville Centre, NY; and

•	Avalon Easton, located in Easton, MA.

These communities contain an aggregate of 1,821 apartment homes and 44,000 square feet of retail space and were constructed for an aggregate Total Capital Cost of $752,000,000.

The Company started the construction of four communities:

•	Avalon Towson, located in Towson, MD;

•	Avalon Yonkers, located in Yonkers, NY;

•	Avalon Walnut Creek II, located in Walnut Creek, CA; and

•	Avalon North Creek, located in Bothell, WA.

These communities are expected to contain a total of 1,477 apartment homes when completed and will be developed for an aggregate estimated Total Capital Cost of $479,000,000.

During 2017, the Company:

•	completed the development of 14 communities containing an aggregate of 5,189 apartment homes and 71,000 square feet of retail space, for an aggregate Total Capital Cost of $1,897,000,000; and

•	commenced the development of eight communities, which in the aggregate are expected to contain 2,600 apartment homes and be completed for a Total Capital Cost of $808,000,000.

At December 31, 2017, the Company had 21 communities under construction that in the aggregate are expected to contain 6,544 apartment homes and 97,000 square feet of retail space and be completed for an estimated Total Capital Cost of $2,928,000,000, including the Company's share of communities being developed through joint ventures.

The projected Total Capital Cost of Development Rights at December 31, 2017 increased to $3.8 billion at December 31, 2017 from $3.2 billion at September 30, 2017.

During the three months ended December 31, 2017, the Company acquired one land parcel for development, and acquired two additional land parcels for development in January 2018, for an aggregate investment of $35,078,000. The Company has started or anticipates starting construction of apartment communities on this land during the first half of 2018.

Acquisition Activity

In December 2017, the Company acquired 850 Boca, located in Boca Raton, FL. 850 Boca contains 370 apartment homes and was acquired for a purchase price of $138,000,000. The acquisition marked the Company's entry into the Southeast Florida metropolitan region.

During 2017, the Company acquired three communities containing an aggregate of 1,062 apartment homes and 27,000 square feet of retail space, for an aggregate purchase price of $365,750,000.

Disposition Activity

Consolidated Apartment Communities

During the three months ended December 31, 2017, the Company sold three wholly-owned operating communities: Avalon Run East, located in Lawrenceville, NJ, Avalon Huntington, located in Shelton, CT and Avalon Milford, located in Milford, CT. In the aggregate, the three communities contain 657 apartment homes and were sold for $171,000,000 resulting in a gain in accordance with GAAP of $92,715,000 and an Economic Gain of $54,767,000. These communities

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

generated an Unleveraged IRR of 9.5% over a weighted average investment period of 11.9 years.

During the year ended December 31, 2017, the Company sold six wholly-owned operating communities containing 1,624 apartment homes, one of which included a golf course adjacent to the community. These communities were sold for an aggregate sales price of $475,500,000, resulting in a gain in accordance with GAAP of $251,163,000, and an Economic Gain of $163,081,000. The six communities yielded an Unleveraged IRR of 11.0% over a weighted average investment period of 9.6 years.

Unconsolidated Real Estate Investments

Fund II

AvalonBay Value Added Fund II, L.P. ("Fund II") is a private discretionary real estate investment vehicle that was formed in September 2008, and acquired, owned, operated and disposed of 13 apartment communities. The Company made an investment of $111,375,000 in Fund II, representing an equity interest of 31.3%. The Company also served as both the general partner and property manager for the investments of Fund II, and earned asset and property management fees over this period. As the General Partner of Fund II, the Company was entitled to, and received, a promoted return above its proportionate share of the venture’s results achieved in excess of certain thresholds.

During the year ended December 31, 2017, Fund II sold its final three communities containing 1,366 apartment homes for a total sales price of $272,050,000, resulting in an aggregate gain in accordance with GAAP for the Company of $26,322,000. In conjunction with these dispositions, the real estate ventures repaid $127,179,000 of related secured indebtedness at par in advance of the scheduled maturity dates. In addition, the Company recognized $26,742,000 in joint venture income associated with its promoted interest in Fund II for these dispositions.

From the inception of Fund II through its final real estate dispositions, the Company recognized a Gross Levered IRR of 19.2%, and a Gross Levered Cash Flow Multiple of 2.4 times. The Company’s total returns over the life of Fund II include recognition of its promoted interest in Fund II of $34,727,000.
U.S. Fund

During the year ended December 31, 2017, Multifamily Partners AC LP (the "U.S. Fund"), a private discretionary real estate investment vehicle acquired as part of the Archstone acquisition, in which the Company holds an equity interest of

28.6%, sold Eaves Sunnyvale containing 192 apartment homes for a sales price of $107,000,000. The Company's share of the gain in accordance with GAAP was $13,788,000. In conjunction with the disposition of this community, the U.S. Fund repaid $32,542,000 of related secured indebtedness in advance of the scheduled maturity date. This resulted in charges for prepayment penalties and write-offs of deferred financing costs, of which the Company’s portion was $406,000, reported as a reduction of joint venture income.

Liquidity and Capital Markets

At December 31, 2017, the Company did not have any borrowings outstanding under its $1,500,000,000 unsecured credit facility, and had $201,906,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDA for the fourth quarter of 2017 was 5.0 times.

Q4 2017 Capital Markets Activity

During the three months ended December 31, 2017, the Company issued the following unsecured notes in public offerings under its existing shelf registration statement:

•	$300,000,000 principal amount of floating rate unsecured notes were issued for net proceeds of $298,800,000. The notes mature in January 2021 and were issued at three-month LIBOR plus 0.43%; and

•	$450,000,000 principal amount of unsecured notes were issued for net proceeds of $445,271,000. The notes mature in January 2028 and were issued with a 3.20% coupon.

In addition, the Company obtained a $21,700,000 variable rate secured note with a maturity date of October 2020, in conjunction with the refinancing of $21,601,000 of secured indebtedness that had a contractual interest rate of 6.26%.

During the three months ended December 31, 2017, in addition to amounts refinanced discussed above, the Company repaid the following indebtedness or satisfied the following encumbrances:

•
$300,000,000 principal amount of its variable rate unsecured term loan indexed to LIBOR plus 1.450% entered into in March 2014, was repaid prior to the contractual maturity, resulting in a charge of $1,367,000 for the non-cash write-off of deferred financing costs; and

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•
the ground lease for Avalon Morningside Park, located in New York City, in conjunction with the acquisition of the land for $95,000,000, for which the Company recognized a non-cash write-off of prepaid rent of $11,153,000 associated with the ground lease termination.

Full Year 2017 Capital Markets Activity

During 2017, the Company issued $1,906,800,000 aggregate principal amount of debt, consisting of $1,700,000,000 of unsecured debt and $206,800,000 of secured debt. The Company used proceeds from these offerings to repay outstanding indebtedness of $1,565,804,000, consisting of $300,000,000 of unsecured debt and $1,265,804,000 of secured debt, as well as acquiring land encumbered by a ground lease for $95,000,000.

As a result of the debt issuance and repayment activity, the Company’s debt profile improved as of December 31, 2017 as compared to December 31, 2016 by (i) decreasing the weighted average effective interest rate on outstanding debt to 3.6% from 3.7%; (ii) decreasing the weighted average contractual interest rate on outstanding debt to 3.3% from 3.6%; (iii) increasing unencumbered NOI to 89% from 80%; and (iv) increasing weighted average years to maturity to 9.9 years from 8.6 years.

In addition, during the year ended December 31, 2017, the Company sold 568,424 shares of common stock at an average sales price of $188.39 per share, for net proceeds of $105,478,000 under the current continuous equity program established in December 2015.

First Quarter 2018 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2018 of $1.47 per share on the Company’s common stock (par value of $0.01 per share). The declared dividend is a 3.5% increase over the Company’s prior quarterly dividend of $1.42 per share. The dividend is payable on April 16, 2018 to common stockholders of record as of March 29, 2018.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the relationship of the current common dividend distribution to the Company’s Core FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts, and expected growth in taxable income.

2018 Financial Outlook

The following presents a summary of the Company's financial outlook for 2018, further details for which are provided on Attachment 14.

For its first quarter and full year 2018 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q1 2018			Full Year 2018
	Low		High	Low		High

Projected EPS	$0.99	-	$1.05	$5.83	-	$6.23
Projected FFO per share	$2.13	-	$2.19	$8.67	-	$9.07
Projected Core FFO per share	$2.14	-	$2.20	$8.73	-	$9.13

(1) See Attachment 15 for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the 2018 full year outlook for EPS, FFO per share and Core FFO per share to the Company's actual results for the full year 2017:

Full Year 2018 Outlook
Comparison to Full Year 2017 Results

	Per Share
	EPS	FFO	Core FFO

2017 per share reported results	$6.35	$8.45	$8.62
Established and Redevelopment Community NOI	0.18	0.18	0.14
Development and other community NOI	0.56	0.56	0.56
Capital markets activity	(0.14)	(0.14)	(0.30)
General and administrative expense	0.08	0.08	(0.07)
Joint venture income and management fees	(0.20)	(0.20)	(0.02)
Casualty and impairment gain (loss), net and business interruption insurance proceeds	(0.06)	(0.06)	—
Gain on sale of real estate and depreciation expense	(0.74)	—	—
2018 per share outlook (1)	$6.03	$8.87	$8.93

(1) Represents the mid-point of the Company's January 2018 outlook.

First Quarter Conference Schedule

Management is scheduled to present at Citi's Global Property CEO Conference from March 4 - 7, 2018. Management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company's presentation will be available in advance of the

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

conference event on the Company's website at http:// www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on February 1, 2018 at 1:00 PM ET to review and answer questions about this release, its fourth quarter 2017 results, the Attachments (described below) and related matters. To participate on the call, dial 877-795-3647 domestically and 719-325-2308 internationally and use conference id: 6417274.

To hear a replay of the call, which will be available from February 1, 2018 at 6:00 PM ET to February 8, 2018 at 6:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 6417274. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on February 1, 2018. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of December 31, 2017, the Company owned or held a direct or indirect ownership interest in 288 apartment communities containing 84,158 apartment homes in 12 states and the District of Columbia, of which 21 communities were under development and nine communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at

http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the Company's expectations and assumptions as of the date of this release regarding potential uninsured loss amounts and on-going investigations resulting from the casualty loss at Avalon at Edgewater ("Edgewater") are subject to change and could materially affect the Company's current expectations regarding the impact of the casualty loss. Additional discussions of risks and uncertainties that could cause actual results to differ materially

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2018 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 15, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 15 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

Avalon Great Neck
Great Neck, NY

AVA NoMa
Washington, DC

eaves Rancho Penasquitos
San Diego, CA

FOURTH QUARTER 2017

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand portfolio helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FOURTH QUARTER 2017

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Detailed Operating Information......................................................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile - Established Communities
Quarterly Rental Revenue and Occupancy Changes....................................................................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes..................................................................................	Attachment 5
Full Year Rental Revenue and Occupancy Changes.....................................................................................................	Attachment 6
Operating Expenses ("Opex")........................................................................................................................................	Attachment 7

Development, Joint Venture, Debt Profile and Disposition Activity
Expensed Community Maintenance Costs and Capitalized Community Expenditures.................................................	Attachment 8
Development Communities............................................................................................................................................	Attachment 9
Future Development......................................................................................................................................................	Attachment 10
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 11
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 12
Summary of Disposition Activity.....................................................................................................................................	Attachment 13

Financial Outlook
2018 Financial Outlook.................................................................................................................................................	Attachment 14

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 15

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments, including but not limited to Attachments 9, 10, 14 and 15, are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies these attachments. Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Detailed Operating Information
December 31, 2017
(Dollars in thousands except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2017	2016	% Change	2017	2016	% Change
Revenue:
Rental and other income (1)	$554,435	$516,952	7.3%	$2,154,481	$2,039,656	5.6%
Management, development and other fees	857	1,288	(33.5)%	4,147	5,599	(25.9)%
Total	555,292	518,240	7.1%	2,158,628	2,045,255	5.5%
Operating expenses:
Direct property operating expenses, excluding property taxes	105,189	101,154	4.0%	428,451	406,577	5.4%
Property taxes	57,180	51,326	11.4%	221,375	204,837	8.1%
Property management and other indirect operating expenses	17,780	15,688	13.3%	69,559	67,038	3.8%
Total operating expenses	180,149	168,168	7.1%	719,385	678,452	6.0%

Interest expense, net	(52,523)	(49,648)	5.8%	(199,661)	(187,510)	6.5%
Loss on extinguishment of debt, net	(1,310)	(4,614)	(71.6)%	(25,472)	(7,075)	260.0%
General and administrative expense	(11,904)	(10,638)	11.9%	(50,814)	(46,076)	10.3%
Joint venture income (2)	358	10,184	(96.5)%	70,744	64,962	8.9%
Investments and investment management	(1,659)	(1,277)	29.9%	(5,936)	(4,822)	23.1%
Expensed acquisition, development and other pursuit costs, net of recoveries	(649)	(1,220)	(46.8)%	(2,736)	(9,922)	(72.4)%
Depreciation expense	(157,100)	(140,020)	12.2%	(584,150)	(531,434)	9.9%
Casualty and impairment gain (loss), net (3)	5,438	—	100.0%	(6,250)	3,935	N/A
Gain on sale of communities	92,845	90,041	3.1%	252,599	374,623	(32.6)%
(Loss) gain on other real estate transactions (4)	(11,153)	(697)	1,500.1%	(10,907)	10,224	N/A
Net income	237,486	242,183	(1.9)%	876,660	1,033,708	(15.2)%

Net loss attributable to noncontrolling interests	87	52	67.3%	261	294	(11.2)%
Net income attributable to common stockholders	$237,573	$242,235	(1.9)%	$876,921	$1,034,002	(15.2)%

Net income attributable to common stockholders per common share - basic	$1.72	$1.76	(2.3)%	$6.36	$7.53	(15.5)%
Net income attributable to common stockholders per common share - diluted	$1.72	$1.76	(2.3)%	$6.35	$7.52	(15.6)%

FFO (5)	$301,208	$288,080	4.6%	$1,167,218	$1,135,762	2.8%
Per common share - diluted	$2.18	$2.09	4.3%	$8.45	$8.26	2.3%

Core FFO (5)	$310,881	$291,144	6.8%	$1,189,976	$1,125,341	5.7%
Per common share - diluted	$2.25	$2.12	6.1%	$8.62	$8.19	5.3%

Dividends declared - common	$196,094	$185,397	5.8%	$783,912	$741,318	5.7%
Per common share	$1.42	$1.35	5.2%	$5.68	$5.40	5.2%

Average shares and participating securities outstanding - basic	138,110,099	137,341,078	0.6%	137,911,138	137,274,820	0.5%
Average shares outstanding - diluted	138,245,981	137,519,045	0.5%	138,066,686	137,461,637	0.4%
Total outstanding common shares and operating partnership units	138,101,654	137,338,404	0.6%	138,101,654	137,338,404	0.6%

(1)	Amounts for the years ended December 31, 2017 and 2016, include $3,495 and $20,306, respectively, of business interruption insurance proceeds.

(2)	Joint venture income includes amounts related to disposition activity as well as amounts earned for the Company's promoted interest. Refer to Attachment 11 for additional details.

(3)
Amounts for the three months and year ended December 31, 2017 include $5,438 in legal settlement proceeds relating to construction defects at a community acquired as part of the Archstone acquisition. Amount for the year ended December 31, 2017 also includes an impairment charge for a land parcel the Company had acquired for development and sold in July 2017, and the Maplewood casualty loss, partially offset by property damage insurance proceeds. Amount for the year ended December 31, 2016 includes insurance proceeds net of casualty losses, partially offset by impairment charges for ancillary land parcels.

(4)
Amounts for the three months and year ended December 31, 2017, include a loss of $11,153 resulting from the non-cash write-off of prepaid rent associated with the purchase of land previously under a ground lease. Amount for the year ended December 31, 2016 includes a gain of $10,621 for the land contributed by the Company to the AVA North Point joint venture.

(5)	See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
December 31, 2017
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2017	2016

Real estate	$20,561,272	$18,789,225
Less accumulated depreciation	(4,218,379)	(3,743,632)

Net operating real estate	16,342,893	15,045,593
Construction in progress, including land	1,306,300	1,882,262
Land held for development	68,364	84,293
Real estate assets held for sale, net	—	20,846

Total real estate, net	17,717,557	17,032,994

Cash and cash equivalents	67,088	214,994
Cash in escrow	134,818	114,983
Resident security deposits	32,686	32,071
Investments in unconsolidated real estate entities	163,475	175,116
Other assets	299,197	297,113

Total assets	$18,414,821	$17,867,271

Unsecured notes, net	$5,852,764	$4,463,302
Unsecured credit facility	—	—
Notes payable, net	1,476,706	2,567,578
Resident security deposits	58,473	57,023
Liabilities related to real estate assets held for sale	—	808
Other liabilities	632,776	599,378
Total liabilities	8,020,719	7,688,089

Redeemable noncontrolling interests	6,056	7,766
Equity	10,388,046	10,171,416

Total liabilities and equity	$18,414,821	$17,867,271

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
December 31, 2017
(Dollars in thousands, except per home data)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment	December	September	June	March	December
	Homes	31, 2017	30, 2017	30, 2017	31, 2017	31, 2016
RENTAL REVENUE (2)
Established (3)	54,713	$396,735	$397,314	$392,054	$388,292	$388,245
Other Stabilized (3) (4)	9,772	73,370	69,729	67,986	67,231	66,190
Redevelopment (3)	5,824	44,554	44,928	44,202	44,046	43,754
Development (3)	10,968	37,248	28,493	18,237	11,452	7,368
Total Consolidated Communities	81,277	$551,907	$540,464	$522,479	$511,021	$505,557

OPERATING EXPENSE
Established		$114,314	$119,030	$116,640	$112,805	$111,298
Other Stabilized (4)		20,890	21,542	19,740	19,950	19,586
Redevelopment		14,844	15,666	14,765	14,653	14,297
Development		11,445	10,921	7,653	6,085	3,752
Total Consolidated Communities		$161,493	$167,159	$158,798	$153,493	$148,933

NOI (3)
Established		$282,665	$278,497	$275,599	$275,711	$277,203
Other Stabilized (4)		52,469	48,519	48,186	47,559	46,612
Redevelopment		29,758	29,328	29,522	29,454	29,587
Development (5)		25,808	21,049	10,589	5,355	3,639
Total Consolidated Communities		$390,700	$377,393	$363,896	$358,079	$357,041

AVERAGE REVENUE PER OCCUPIED HOME (6)
Established		$2,531	$2,537	$2,503	$2,471	$2,479
Other Stabilized (4)		$2,675	$2,742	$2,734	$2,684	$2,676
Redevelopment		$2,704	$2,747	$2,678	$2,647	$2,639

ECONOMIC OCCUPANCY (3) (6)
Established		95.5%	95.4%	95.4%	95.7%	95.4%
Other Stabilized (4)		95.4%	95.5%	94.9%	95.6%	94.4%
Redevelopment		94.3%	93.6%	94.5%	95.2%	94.9%

ESTABLISHED COMMUNITIES TURNOVER (7)
Current year period / Prior year period		45.1% / 47.6%	65.5% / 67.5%	60.8% / 61.8%	45.3% / 43.7%	47.6% / 48.5%
Current year period YTD / Prior year period YTD		54.2% / 55.2%				55.2% / 53.8%

ESTABLISHED COMMUNITIES LIKE-TERM EFFECTIVE RENT CHANGE (3)

	Full Year 2017	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
New England	2.4%	0.7%	2.8%	3.2%	2.0%	1.7%
Metro NY/NJ	1.5%	1.2%	2.1%	1.6%	0.7%	1.1%
Mid-Atlantic	1.2%	(0.1)%	1.5%	1.5%	1.6%	1.6%
Pacific NW	4.4%	(0.7)%	5.0%	6.5%	4.9%	2.8%
No. California (8)	1.0%	1.0%	1.3%	1.8%	(0.1)%	(1.5)%
So. California	3.4%	2.5%	4.0%	3.7%	3.0%	3.2%
Total (8)	2.1%	1.1%	2.5%	2.6%	1.5%	1.3%

(1)	Includes consolidated communities and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income and business interruption insurance proceeds.
(3)	See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(4)
Results for these communities for quarters prior to January 1, 2017 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(5)	NOI for Q3 2017 includes $3,495 of business interruption insurance proceeds.
(6)	For per home rent projections and Economic Occupancy for Development Communities currently under construction and/or completed in Q4 2017, see Attachment 9 - Development Communities.
(7)	Turnover represents the annualized number of units turned over during the period, divided by the total number of apartment homes for Established Communities for the respective reporting period.
(8)
Like-term effective rent change for No. California in Q4 2016 and Q1 2017 reflects the impact of rent control legislation, which included a cumulative adjustment for prior periods, and created negative rent change at three communities in Mountain View, CA. Excluding these communities, like-term effective rent change for No. California and total Established Communities for Q4 2016 would have been (1.1)% and 1.4%, respectively, for Q1 2017 would have been 0.4% and 1.7%, respectively, and for Full Year 2017 would have been 1.2% and 2.1%, respectively.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
December 31, 2017
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
												% Change
		Q4 17	Q4 16	% Change	Q4 17	Q4 16	% Change	Q4 17	Q4 16	% Change		incl. Redev (4)
New England
Boston, MA	6,427	$2,442	$2,389	2.2%	95.5%	95.9%	(0.4)%	$44,950	$44,153	1.8%		1.9%
Fairfield-New Haven, CT	1,970	2,465	2,430	1.4%	94.6%	95.4%	(0.8)%	13,785	13,700	0.6%		0.6%
New England Average	8,397	2,447	2,398	2.0%	95.3%	95.8%	(0.5)%	58,735	57,853	1.5%		1.6%

Metro NY/NJ
New York City, NY	2,931	3,849	3,824	0.7%	96.1%	95.9%	0.2%	32,536	32,247	0.9%		0.9%
New York - Suburban	3,659	3,051	3,005	1.5%	95.9%	95.9%	0.0%	32,113	31,650	1.5%		1.5%
New Jersey	3,781	2,419	2,364	2.3%	95.9%	95.6%	0.3%	26,316	25,640	2.6%		2.5%
Metro NY/NJ Average	10,371	3,046	3,003	1.4%	96.0%	95.8%	0.2%	90,965	89,537	1.6%		1.5%

Mid-Atlantic
Washington Metro/Baltimore, MD	8,985	2,154	2,127	1.3%	95.3%	95.3%	0.0%	55,348	54,656	1.3%		1.3%
Mid-Atlantic Average	8,985	2,154	2,127	1.3%	95.3%	95.3%	0.0%	55,348	54,656	1.3%		1.3%

Pacific Northwest
Seattle, WA	3,305	2,275	2,152	5.7%	94.8%	95.1%	(0.3)%	21,391	20,296	5.4%		5.4%
Pacific Northwest Average	3,305	2,275	2,152	5.7%	94.8%	95.1%	(0.3)%	21,391	20,296	5.4%		5.4%

Northern California
San Jose, CA	3,487	2,663	2,654	0.3%	95.6%	95.2%	0.4%	26,624	26,436	0.7%		2.2%
Oakland-East Bay, CA	3,489	2,532	2,486	1.9%	95.4%	95.3%	0.1%	25,294	24,802	2.0%		2.1%
San Francisco, CA	3,349	3,397	3,355	1.3%	96.1%	95.4%	0.7%	32,802	32,168	2.0%		2.0%
Northern California Average	10,325	2,857	2,824	1.2%	95.7%	95.3%	0.4%	84,720	83,406	1.6%		2.1%

Southern California
Los Angeles, CA	8,380	2,301	2,215	3.9%	95.3%	95.1%	0.2%	55,137	52,980	4.1%		4.0%
Orange County, CA	3,087	2,165	2,118	2.2%	94.9%	94.9%	0.0%	19,023	18,610	2.2%		2.2%
San Diego, CA	1,863	2,147	2,045	5.0%	95.1%	95.4%	(0.3)%	11,416	10,907	4.7%		4.7%
Southern California Average	13,330	2,248	2,170	3.6%	95.2%	95.1%	0.1%	85,576	82,497	3.7%		3.7%

Average/Total Established	54,713	$2,531	$2,479	2.1%	95.5%	95.4%	0.1%	$396,735	$388,245	2.2%	(3)	2.3%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2016 such that a comparison of Q4 2016 to Q4 2017 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 2.3% from Q4 2016 to Q4 2017.

(4)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
December 31, 2017
 (unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
											% Change
		Q4 17	Q3 17	% Change	Q4 17	Q3 17	% Change	Q4 17	Q3 17	% Change	incl. Redev (3)
New England
Boston, MA	6,427	$2,442	$2,438	0.2%	95.5%	95.7%	(0.2)%	$44,950	$44,990	(0.1)%	0.0%
Fairfield-New Haven, CT	1,970	2,465	2,496	(1.2)%	94.6%	94.5%	0.1%	13,785	13,940	(1.1)%	(1.1)%
New England Average	8,397	2,447	2,451	(0.2)%	95.3%	95.4%	(0.1)%	58,735	58,930	(0.3)%	(0.2)%

Metro NY/NJ
New York City, NY	2,931	3,849	3,850	0.0%	96.1%	96.4%	(0.3)%	32,536	32,625	(0.3)%	(0.9)%
New York - Suburban	3,659	3,051	3,076	(0.8)%	95.9%	96.0%	(0.1)%	32,113	32,427	(1.0)%	(1.0)%
New Jersey	3,781	2,419	2,457	(1.5)%	95.9%	95.5%	0.4%	26,316	26,605	(1.1)%	(1.1)%
Metro NY/NJ Average	10,371	3,046	3,069	(0.7)%	96.0%	96.0%	0.0%	90,965	91,657	(0.8)%	(1.0)%

Mid-Atlantic
Washington Metro/Baltimore, MD	8,985	2,154	2,170	(0.7)%	95.3%	94.8%	0.5%	55,348	55,470	(0.2)%	(0.3)%
Mid-Atlantic Average	8,985	2,154	2,170	(0.7)%	95.3%	94.8%	0.5%	55,348	55,470	(0.2)%	(0.3)%

Pacific Northwest
Seattle, WA	3,305	2,275	2,283	(0.4)%	94.8%	95.0%	(0.2)%	21,391	21,505	(0.5)%	(0.5)%
Pacific Northwest Average	3,305	2,275	2,283	(0.4)%	94.8%	95.0%	(0.2)%	21,391	21,505	(0.5)%	(0.5)%

Northern California
San Jose, CA	3,487	2,663	2,679	(0.6)%	95.6%	96.1%	(0.5)%	26,624	26,937	(1.2)%	(0.7)%
Oakland-East Bay, CA	3,489	2,532	2,531	0.0%	95.4%	95.4%	0.0%	25,294	25,242	0.2%	0.2%
San Francisco, CA	3,349	3,397	3,396	0.0%	96.1%	95.0%	1.1%	32,802	32,397	1.3%	1.3%
Northern California Average	10,325	2,857	2,862	(0.2)%	95.7%	95.5%	0.2%	84,720	84,576	0.2%	0.2%

Southern California
Los Angeles, CA	8,380	2,301	2,288	0.6%	95.3%	95.1%	0.2%	55,137	54,714	0.8%	0.5%
Orange County, CA	3,087	2,165	2,165	0.0%	94.9%	95.4%	(0.5)%	19,023	19,133	(0.6)%	(0.6)%
San Diego, CA	1,863	2,147	2,129	0.8%	95.1%	95.2%	(0.1)%	11,416	11,329	0.8%	0.9%
Southern California Average	13,330	2,248	2,237	0.5%	95.2%	95.2%	0.0%	85,576	85,176	0.5%	0.4%

Average/Total Established	54,713	$2,531	$2,537	(0.2)%	95.5%	95.4%	0.1%	$396,735	$397,314	(0.1)%	(0.2)%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2016.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 6
AvalonBay Communities, Inc.
Full Year Rental Revenue and Occupancy Changes - Established Communities (1)
December 31, 2017

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)

		Full Year 2017	Full Year 2016	% Change	Full Year 2017	Full Year 2016	% Change	Full Year 2017	Full Year 2016	% Change		% Change incl. Redev (4)
New England
Boston, MA	6,427	$2,410	$2,344	2.8%	95.7%	95.6%	0.1%	$177,889	$172,870	2.9%		3.1%
Fairfield-New Haven, CT	1,970	2,454	2,434	0.8%	95.1%	95.2%	(0.1)%	55,158	54,752	0.7%		0.7%
New England Average	8,397	2,420	2,365	2.3%	95.6%	95.5%	0.1%	233,047	227,622	2.4%		2.6%

Metro NY/NJ
New York City, NY	2,931	3,843	3,798	1.2%	96.1%	95.9%	0.2%	129,945	128,130	1.4%		1.5%
New York - Suburban	3,659	3,041	2,986	1.8%	95.7%	95.5%	0.2%	127,759	125,270	2.0%		2.1%
New Jersey	3,781	2,411	2,332	3.4%	95.4%	95.7%	(0.3)%	104,408	101,285	3.1%		3.2%
Metro NY/NJ Average	10,371	3,038	2,977	2.0%	95.8%	95.7%	0.1%	362,112	354,685	2.1%		2.1%

Mid-Atlantic
Washington Metro/Baltimore, MD	8,985	2,153	2,113	1.9%	95.2%	95.3%	(0.1)%	220,939	217,114	1.8%		1.7%
Mid-Atlantic Average	8,985	2,153	2,113	1.9%	95.2%	95.3%	(0.1)%	220,939	217,114	1.8%		1.7%

Pacific Northwest
Seattle, WA	3,305	2,228	2,118	5.2%	95.2%	95.0%	0.2%	84,105	79,804	5.4%		5.4%
Pacific Northwest Average	3,305	2,228	2,118	5.2%	95.2%	95.0%	0.2%	84,105	79,804	5.4%		5.4%

Northern California
San Jose, CA	3,487	2,660	2,641	0.7%	96.1%	95.6%	0.5%	106,925	105,612	1.2%		2.1%
Oakland-East Bay, CA	3,489	2,505	2,458	1.9%	95.7%	95.4%	0.3%	100,316	98,115	2.2%		2.4%
San Francisco, CA	3,349	3,374	3,353	0.6%	95.4%	94.7%	0.7%	129,302	127,667	1.3%		1.3%
Northern California Average	10,325	2,839	2,809	1.1%	95.7%	95.2%	0.5%	336,543	331,394	1.6%		1.9%

Southern California
Los Angeles, CA	8,380	2,264	2,178	3.9%	95.4%	95.6%	(0.2)%	217,104	209,263	3.7%		3.8%
Orange County, CA	3,087	2,146	2,074	3.5%	95.4%	95.3%	0.1%	75,833	73,180	3.6%		3.6%
San Diego, CA	1,863	2,104	2,009	4.7%	95.1%	95.1%	0.0%	44,712	42,685	4.7%		5.3%
Southern California Average	13,330	2,214	2,127	4.1%	95.3%	95.5%	(0.2)%	337,649	325,128	3.9%		4.0%

Average/Total Established	54,713	$2,511	$2,451	2.4%	95.5%	95.4%	0.1%	$1,574,395	$1,535,747	2.5%	(3)	2.6%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2016 such that a comparison of full year 2016 to full year 2017 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities remained consistent with an increase of 2.5% between years.

(4)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 7
AvalonBay Communities, Inc.
Operating Expenses ("Opex") - Established Communities (1)
December 31, 2017
(Dollars in thousands)
(unaudited)

	Q4 2017	Q4 2016	% Change	Q4 2017 % of Total Opex	Full Year 2017	Full Year 2016	% Change	Full Year 2017 % of Total Opex

Property taxes (2)	$39,687	$37,709	5.2%	34.7%	$156,640	$151,340	3.5%	33.8%
Payroll (3)	25,248	24,229	4.2%	22.1%	103,183	99,363	3.8%	22.3%
Repairs & maintenance	18,089	18,047	0.2%	15.8%	74,711	73,823	1.2%	16.1%
Office operations (4)	14,562	14,048	3.7%	12.8%	58,054	55,390	4.8%	12.6%
Utilities (5)	9,981	10,190	(2.1)%	8.7%	42,518	42,566	(0.1)%	9.2%
Insurance (6)	4,211	4,321	(2.5)%	3.7%	16,700	17,878	(6.6)%	3.6%
Marketing	2,536	2,754	(7.9)%	2.2%	10,982	11,061	(0.7)%	2.4%
Total Established Communities Operating Expenses	$114,314	$111,298	2.7%	100.0%	$462,788	$451,421	2.5%	100.0%

(1)
Operating expenses for Established Communities exclude indirect costs for off-site corporate-level property management related expenses and other support-related expenses. See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Property taxes increased for the three months and year ended December 31, 2017 over the prior year periods primarily due to increases in assessments in the current year periods, as well as successful appeals in the prior year periods in the Company's West Coast markets.

(3)
Payroll increased for the three months and year ended December 31, 2017 over the prior year periods primarily due to increased compensation costs, including those attributable to hiring associates for positions that were outsourced in the prior year periods.

(4)
Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The increases for the three months and year ended December 31, 2017 over the prior year periods are primarily due to retail and residential bad debt expense, as well as an increase in association fees. The increase for the year ended December 31, 2017 is partially offset by a decrease in temporary help costs due to transitioning outsourced positions to full and part time associates, which partially offsets the increase in payroll.

(5)
Utilities represents aggregate utility costs, net of resident reimbursements. The decrease for the three months and year ended December 31, 2017 from the prior year periods is primarily due to decreased water and sewer expense, net of resident reimbursements, and decreased electrical consumption, partially offset by increased trash removal expense. The decrease for the year ended December 31, 2017 is also partially offset by an increased gas expense.

(6)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The decrease for the three months and year ended December 31, 2017 from the prior year periods is primarily due to the timing of claims and related recoveries. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

Attachment 8
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
December 31, 2017
(Dollars in thousands except per home data)
(unaudited)

		Full Year 2017 Maintenance Expensed Per Home					Categorization of Full Year 2017 Additional Capitalized Value (2)
Current Communities (1)	Apartment Homes (1)	Carpet Replacement		Other Maintenance (3)		Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)	Asset Preservation (5)	2017 Additional Capitalized Value	NOI Enhancing per home	Asset Preservation per home

Established Communities	54,713	$147		$2,137		$2,284	$15,663	(6)	$5,109	$57,469	$78,241	$93	$1,050
Other Stabilized Communities	9,772	78		2,033		2,111	333,220	(7)	551	2,053	335,824	$56	$210
Development Communities (8)	10,968	9		666		675	586,900		—	—	586,900	—	—
Dispositions	—	136		1,877		2,013	(266,627)		—	—	(266,627)	—	—
Redevelopment Communities (8)	5,824	90		2,627		2,717	146,639		—	—	146,639	—	—
Total	81,277	$116	(9)	$1,961	(9)	$2,077	$815,795		$5,660	$59,522	$880,977	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)
Policy is to capitalize expenditures for the acquisition or development of new assets or expenditures that extend the life of existing assets that will benefit the Company for periods greater than a year.

(3)	Other maintenance includes maintenance, landscaping and redecorating costs.
(4)	Includes the impact of the write-off of impaired assets and additional capitalized spend related to recognized casualty and impairment loss.
(5)	See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)	Represents redevelopment that is primarily focused on the exterior and/or common area and therefore is included in the Established Community portfolio and not classified as Redevelopment.
(7)	Represents acquired communities, coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Represents communities that were under construction/reconstruction during 2017, including communities where construction/reconstruction has been completed.
(9)	Total 2017 maintenance expensed per home excludes maintenance costs related to dispositions.

Other Capitalized Costs
	Interest	Overhead
Q1 2017	$17,821	$10,892
Q2 2017	17,279	12,562
Q3 2017	16,223	12,076
Q4 2017	13,097	11,533
Full Year 2017	$64,420	$47,063

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of December 31, 2017
(unaudited)

Community Information			Number	Total	Schedule				Avg Rent	%	%	%	%
			of	Capital				Full Qtr	Per	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Home				Occ.
Development Name		Location	Homes	(millions) (1)	Start	Occupancy	Complete	Ops (1)	(1)	As of January 26th, 2018			Q4 '17 (1)

	High Rise Communities:
1.	AVA NoMa	Washington, D.C.	438	$147	Q2 2015	Q1 2017	Q1 2018	Q3 2018	$2,750	92%	78%	70%	52%
2.	Avalon Brooklyn Bay (2)	Brooklyn, NY	180	90	Q3 2015	Q3 2017	Q1 2018	Q2 2018	3,075	100%	96%	91%	72%
3.	11 West 61st Street (3)	New York, NY	172	604	Q4 2016	Q2 2019	Q4 2019	Q2 2020	10,730	—	—	—	—
4.	Avalon Belltown Towers (3)	Seattle, WA	275	147	Q4 2016	Q3 2019	Q4 2019	Q2 2020	3,510	—	—	—	—
5.	Avalon Towson	Towson, MD	371	114	Q4 2017	Q1 2020	Q4 2020	Q2 2021	2,065	—	—	—	—
	High Rise Under Construction Subtotal / Weighted Average		1,436	$1,102					$3,715

6.	Avalon North Station	Boston, MA	503	$271	Q3 2014	Q4 2016	Q4 2017	Q3 2018	$3,470	100%	85%	83%	76%
	High Rise Communities Completed Subtotal / Weighted Average		503	$271					$3,470

	High Rise Weighted Average Projected NOI as a % of Total Capital Cost (1)			5.2%

	Mid Rise Communities:
1.	AVA Wheaton	Wheaton, MD	319	$77	Q4 2015	Q3 2017	Q2 2018	Q4 2018	$1,860	55%	44%	34%	16%
2.	Avalon Dogpatch	San Francisco, CA	326	203	Q4 2015	Q3 2017	Q3 2018	Q1 2019	4,175	56%	54%	46%	27%
3.	Avalon Maplewood (4)	Maplewood, NJ	235	66	Q4 2015	Q4 2017	Q3 2018	Q1 2019	2,310	46%	42%	33%	47%
4.	AVA North Point (5)	Cambridge, MA	265	114	Q2 2016	Q1 2018	Q4 2018	Q2 2019	2,965	9%	3%	1%	—
5.	Avalon Boonton	Boonton, NJ	350	91	Q3 2016	Q2 2019	Q1 2020	Q3 2020	2,390	—	—	—	—
6.	Avalon Public Market	Emeryville, CA	289	149	Q4 2016	Q3 2018	Q1 2019	Q3 2019	3,605	—	—	—	—
7.	Avalon Teaneck	Teaneck, NJ	248	73	Q4 2016	Q2 2019	Q1 2020	Q3 2020	2,510	—	—	—	—
8.	AVA Hollywood (3)	Hollywood, CA	695	365	Q4 2016	Q2 2019	Q2 2020	Q4 2020	3,380	—	—	—	—
9.	AVA Esterra Park	Redmond, WA	323	91	Q2 2017	Q4 2018	Q3 2019	Q1 2020	2,060	—	—	—	—
10.	Avalon at the Hingham Shipyard II	Hingham, MA	190	64	Q2 2017	Q4 2018	Q2 2019	Q4 2019	2,605	—	—	—	—
11.	Avalon Yonkers	Yonkers, NY	590	188	Q4 2017	Q4 2019	Q2 2021	Q3 2021	2,750	—	—	—	—
12.	Avalon Walnut Creek II	Walnut Creek, CA	200	93	Q4 2017	Q3 2019	Q1 2020	Q2 2020	3,465	—	—	—	—
	Mid Rise Under Construction Subtotal / Weighted Average		4,030	$1,574					$2,880

13.	Avalon West Hollywood (3)	West Hollywood, CA	294	$154	Q2 2014	Q1 2017	Q4 2017	Q1 2018	$3,795	100%	99%	98%	86%
14.	Avalon Newcastle Commons I (3)	Newcastle, WA	378	123	Q3 2015	Q4 2016	Q4 2017	Q1 2018	2,155	100%	98%	97%	83%
15.	Avalon Great Neck	Great Neck, NY	191	81	Q2 2015	Q2 2017	Q4 2017	Q1 2018	3,650	100%	98%	97%	79%
16.	Avalon Rockville Centre II	Rockville Centre, NY	165	59	Q4 2015	Q4 2017	Q4 2017	Q2 2018	3,120	100%	92%	89%	40%
	Mid Rise Communities Completed Subtotal / Weighted Average		1,028	$417					$3,060

	Mid Rise Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.2%

	Garden Communities:
1.	Avalon Somers	Somers, NY	152	$45	Q2 2016	Q2 2017	Q1 2018	Q2 2018	$2,605	89%	91%	82%	67%
2.	Avalon Piscataway	Piscataway, NJ	360	89	Q2 2017	Q3 2018	Q2 2019	Q4 2019	2,310	—	—	—	—
3.	Avalon Sudbury	Sudbury, MA	250	85	Q3 2017	Q2 2018	Q1 2019	Q3 2019	2,645	—	—	—	—
4.	Avalon North Creek	Bothell, WA	316	84	Q4 2017	Q2 2019	Q1 2020	Q3 2020	2,105	—	—	—	—
	Garden Under Construction Subtotal / Weighted Average		1,078	$303					$2,370

5.	Avalon Easton	Easton, MA	290	$64	Q1 2016	Q1 2017	Q4 2017	Q3 2018	$2,050	100%	88%	84%	70%
	Garden Communities Completed Subtotal / Weighted Average		290	$64					$2,050

	Garden Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.5%

	Total / Weighted Average Under Construction and Completed this quarter		8,365	$3,731					$2,985

	Total Weighted Average Projected NOI as a % of Total Capital Cost (1)			5.8%

Asset Cost Basis (millions) (6):
	Total Capital Cost, under construction and completed			$3,942
	Total Capital Cost, disbursed to date			(2,551)
	Total Capital Cost, remaining to invest			$1,391

(1)
See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Unconsolidated joint venture communities are excluded from weighted average projected NOI as a % of Total Capital Cost.

(2)
The Company is developing this project with a private development partner. The Company will own the rental portion of the development on floors 3-19 and the partner will own the for-sale condominium portion on floors 20-30 of the development.  Information in this attachment represents only the Company's portion of the project.  The Company is providing a construction loan to the development partner, expected to be $48.8 million, which together with the partner's contributed equity is expected to fund the condominium portion of the project.

(3)
Developments containing at least 10,000 square feet of retail space include 11 West 61st Street (67,000 sf), Avalon Belltown Towers (11,000 sf), AVA Hollywood (19,000 sf), Avalon West Hollywood (29,000 sf) and Avalon Newcastle Commons I (15,000 sf).

(4)	This schedule reflects the expected impact of the Maplewood casualty loss.

(5)
The Company is developing this project within an unconsolidated joint venture that was formed in July 2016, in which the Company owns a 55.0% interest. Total Capital Cost is for the venture and reflects the underlying land at the assigned contribution value upon formation of the venture.

(6)
Includes the communities presented on this attachment plus three additional communities with 1,007 apartment homes representing $262.2 million in Total Capital Costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Q4 2017 NOI for these 30 communities was $16.1 million. AVA North Point is included at AVB share.

Attachment 10

AvalonBay Communities, Inc.
Future Development as of December 31, 2017
(unaudited)

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1)
		of Homes	(millions)

Development Rights as of 12/31/2016	25	8,487	$3,028

Q1, Q2, & Q3 2017
Q1, Q2, & Q3 Additions	5	1,497	$461
Q1, Q2, & Q3 Construction starts	(4)	(1,123)	(329)
Q1, Q2, & Q3 Adjustments to existing Development Rights	(1)	(469)	46
Development Rights as of 9/30/2017	25	8,392	$3,206

Q4 2017
Q4 2017 Additions	8	2,599	$1,025
Q4 2017 Construction starts	(4)	(1,477)	(479)
Q4 2017 Adjustments to existing Development Rights	—	(18)	36
Development Rights as of 12/31/2017	29	9,496	$3,788

Current Development Rights by Region as of December 31, 2017

New England	6	1,380	$512
Metro NY/NJ	11	3,998	1,559
Mid-Atlantic	3	1,058	299
Pacific Northwest	1	272	80
Northern California	5	1,507	762
Southern California	3	1,281	576
Total	29	9,496	$3,788

(1)	See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 11
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
December 31, 2017
(Dollars in thousands)
(unaudited)

				Select Operating Information
		Company	Number of	NOI (3) (4)		Disposition Gains and Other Activity (3) (5)		Debt
Unconsolidated Real Estate	Number of	Ownership	Apartment	Q4	Full Year	Q4	Full Year	Principal	Interest
Investments (1)	Communities	Percentage (2)	Homes	2017	2017	2017	2017	Amount (3)	Rate (6)

Fund II	—	31.3%	(7) —	$(77)	$6,566	$(181)	$87,378	$—	—
U.S. Fund	6	28.6%	1,077	5,953	26,821	—	48,725	237,469	3.16%
Multifamily Partners AC JV LP	3	20.0%	921	4,369	17,483	—	—	162,300	(8) 6.00%
MVP I, LLC	1	25.0%	313	2,760	11,053	—	—	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	1,157	4,961	—	—	22,760	3.40%
Total Unconsolidated Real Estate Investments	11		2,616	$14,162	$66,884	$(181)	$136,103	$525,529	4.06%

(1)	Excludes development joint ventures and joint ventures formed with Equity Residential as part of the Archstone acquisition

(2)	Company ownership percentages do not reflect the impact of promoted interests.

(3)	NOI, outstanding indebtedness and disposition gains and other activity are presented at 100% ownership.

(4)
Full year 2017 NOI includes $9,873 from three Fund II communities and one U.S. Fund community disposed of during the year ended December 31, 2017. NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.

(5)
Disposition gains and other activity is composed primarily of gains on disposition of unconsolidated real estate investments, of which the Company's portion is included in joint venture income as presented on Attachment 1 - Detailed Operating Information. The Company's portion of income from disposition gains and other activity for Q4 and full year 2017 was a loss of $57 and income of $40,053, respectively, and for Q4 and full year 2016 was income of $4,897 and $58,069, respectively.

(6)	Represents the weighted average interest rate as of December 31, 2017.

(7)
Upon achievement of a threshold return, the Company has a right to incentive distributions for its promoted interest. During the year ended December 31, 2017, the Company recognized $26,742 in joint venture income associated with its promoted interest in Fund II in conjunction with the disposition of Fund II's final apartment communities.

(8)	Borrowing is comprised of loans made by the equity investors in the venture in proportion to their equity interests.

Attachment 12
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
December 31, 2017
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2018	$83,921	$—	$83,921
Fixed rate	$593,987		2019	119,417	—	119,417
Variable rate	910,326		2020	144,053	650,000	794,053
Subtotal, secured notes	1,504,313	3.5%	2021	31,395	550,000	581,395
			2022	3,795	550,000	553,795
Unsecured notes			2023	4,040	600,000	604,040
Fixed rate	5,350,000		2024	4,310	450,000	454,310
Variable rate	550,000		2025	89,420	825,000	914,420
Subtotal, unsecured notes	5,900,000	3.7%	2026	4,894	775,000	779,894
			2027	188,183	400,000	588,183
Variable rate facility (3)	—	—	Thereafter	830,885	1,100,000	1,930,885
Total Debt	$7,404,313	3.6%		$1,504,313	$5,900,000	$7,404,313

SELECT DEBT METRICS (4)

Net Debt-to-Core EBITDA	5.0x	Interest Coverage	6.9x	Unencumbered NOI	89%	Weighted avg years to maturity of total debt	9.9

DEBT COVENANT COMPLIANCE (4)

Unsecured Line of Credit Covenants	December 31, 2017	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	28.7%	<	60%
Combined EBITDA to Combined Debt Service	6.02x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	23.4%	<	65%
Secured Indebtedness to Capitalization Value (5)	6.0%	<	40%

Unsecured Senior Notes Covenants	December 31, 2017	Requirement

Total Outstanding Indebtedness to Total Assets (6)	33.5%	<	65%
Secured Indebtedness to Total Assets (6)	6.7%	<	40%
Unencumbered Assets to Unsecured Indebtedness	331.1%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.85x	>	1.50x

(1)	Rates are as of December 31, 2017 and include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)
Principal amortization and maturities, including amounts due at maturity, exclude the Company's unsecured credit facility and any associated issuance discount, mark-to-market discounts and deferred financing costs.

(3)	Represents amounts outstanding at December 31, 2017 under the Company's $1.5 billion unsecured credit facility.

(4)	See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for the year ended December 31, 2017, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 13
AvalonBay Communities, Inc.
Summary of Disposition Activity (1)
December 31, 2017
(Dollars in thousands)
(unaudited)

	Weighted Average			Accumulated		Weighted Average	Weighted Average
Number of	Investment Period	Gross Sales		Depreciation	Economic	Initial Year Mkt.	Unleveraged
Communities Sold	(Years)	Price	GAAP Gain	and Other	Gain (Loss) (2)	Cap Rate (2)	IRR (2)

2008 - 2012:
24 Communities (3) (4) (5) (6)	12.6	$1,388,065	$704,822	$196,046	$508,776	5.5%	13.0%

2013:
8 Communities (7)	13.4	$932,800	$278,231	$94,790	$183,441	4.9%	12.8%

2014:
4 Communities (7)	10.9	$296,200	$106,138	$38,367	$67,771	5.0%	12.6%

2015:
3 Communities	11.5	$265,500	$115,625	$47,451	$68,174	5.3%	10.1%

2016:
7 Communities (8)	15.3	$522,850	$370,301	$112,492	$257,809	5.3%	13.0%

2017:
6 Communities	9.6	$475,500	$251,163	$88,082	$163,081	5.3%	11.0%

2008 - 2017 Total
52 Communities	12.6	$3,880,915	$1,826,280	$577,228	$1,249,052	5.2%	12.7%

(1)	Provides disposition activity for consolidated communities for the most recent 10 year period.

(2)	See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)
2009 and 2010 GAAP and Economic Gains include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(4)
2010 Gross Sales Price and GAAP and Economic Gains include the disposition of Avalon on the Sound, a consolidated community that was previously held in a joint venture for a portion of the Company's investment period. This community is not included in the calculation of Weighted Average Investment Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(5)	2011 results exclude the Company's proportionate GAAP gain of $7,675 associated with an asset exchange.

(6)
2012 GAAP and Economic Gains include the recognition of approximately $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

(7)
2013 and 2014 results include the sale of four and two Archstone communities, respectively, for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to the short investment period.

(8)	2016 GAAP and Economic Gains exclude the impact of the consolidation of Avalon Clarendon, for which the Company recognized a gain of $4,322.

Attachment 14
AvalonBay Communities, Inc.
2018 Financial Outlook
As of January 31, 2018
(dollars in millions, except per share and apartment home data)
(unaudited)

Key Outputs (1)						Key Capital Items (5)

	2017 Actual	2018 Projected			Projected Growth (2)	New capital sourced from asset sales and capital markets activity		$1,250

EPS	$6.35	$5.83	to	$6.23	(5.0)%	Capital used for development and redevelopment activity, including land		$1,400
FFO per share	$8.45	$8.67	to	$9.07	5.0%
Core FFO per share	$8.62	$8.73	to	$9.13	3.6%	Capital used for debt redemptions and amortization		$150

Assumptions						Projected change in cash and cash equivalents during 2018*		$—

2018 Growth Assumptions - AvalonBay markets (3)
Expected job growth					1.0%	* Represents the difference between cash and cash equivalents as of December 31, 2017 of $67 and projected cash and cash equivalents as of December 31, 2018 of $67.
Expected total personal income growth					4.6%
Expected apartment deliveries					2.4%
					2018 Projected	Additional Information
2018 Established Communities assumptions:
Revenue change					1.5% to 2.75%		Apartment Homes	Q4 2017 NOI
Operating expense change					2.0% to 3.0%
NOI change					1.25% to 2.75%	Q4 2017 NOI - restated for 2018 segments
Apartment homes					56,284	Established	56,284	$300.5
						Other Stabilized	10,688	48.6
Expensed overhead (4)					$132 to $142	Redevelopment	7,068	35.2
						Development	7,237	6.4
Capitalized interest					$60 to $70	Total consolidated communities	81,277	$390.7

Expected capital cost for Development Communities:
Started in 2018					$800 to $1,000
Completed in 2018 (AVB share/gross)					$700 / $750

Development homes completed and delivered in 2018					1,800
Development homes occupied in 2018					1,850
2018 Projected NOI - Development					$47 to $57

(1)
See Attachment 15 for Definitions and Reconciliations of Non-GAAP Financial Measures including the reconciliation of Projected EPS to Projected FFO per share and Projected FFO per share to Projected Core FFO per share.

(2)	Projected growth is based on the mid-point of management's expected ranges for 2018.

(3)
Source: AVB Market Research Group, Moody's Analytics, National Association for Business Economics, Axiometrics, Delta Associates and Dupre + Scott. Expected apartment deliveries reflect new market rate apartment deliveries as a percentage of existing market rate apartment stock. AVB markets exclude expansion markets (Southeast Florida and Denver).

(4)	Includes general and administrative expense, property management and investment overhead.

(5)	2018 data generally represents mid-points of management's expected ranges for 2018.

Attachment 15

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
December 31, 2017
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that will not directly result in increased revenue or expense savings.

Average Rent per Home, as calculated for certain Development Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue.  Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016 and the Company’s Term Loan Agreement dated February 28, 2017, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014, which have been filed as exhibits to the Company’s SEC reports.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development Communities are communities that are under construction and for which a certificate or certificates of occupancy for the entire community has not been received. These communities may be partially complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

Attachment 15

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the year ended December 31, 2017 as well as prior years’ activities is presented elsewhere on Attachment 13.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are consolidated communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2017 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2016, are not conducting or planning to conduct substantial redevelopment activities and are not held for sale or planned for disposition within the current year.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 15

	Q4	Q4	Full Year	Full Year
	2017	2016	2017	2016
Net income attributable to common stockholders	$237,573	$242,235	$876,921	$1,034,002
Depreciation - real estate assets, including joint venture adjustments	156,413	140,773	582,907	538,606
Distributions to noncontrolling interests	10	10	42	41
Gain on sale of unconsolidated entities holding previously depreciated real estate	57	(4,897)	(40,053)	(58,069)
Gain on sale of previously depreciated real estate	(92,845)	(90,041)	(252,599)	(374,623)
Casualty and impairment (recovery) loss, net on real estate (1)(6)	—	—	—	(4,195)
FFO attributable to common stockholders	301,208	288,080	1,167,218	1,135,762

Adjusting items:
Joint venture losses (2)	139	268	950	6,031
Joint venture promote (3)	—	(4,538)	(26,742)	(7,985)
Impairment loss on real estate (4)(6)	—	—	9,350	10,500
Casualty (gain) loss, net on real estate (5)(6)	(5,438)	—	(3,100)	(10,239)
Business interruption insurance proceeds (7)	—	(143)	(3,495)	(20,565)
Lost NOI from casualty losses covered by business interruption insurance (8)	1,662	1,786	7,904	7,366
Loss on extinguishment of consolidated debt	1,310	4,614	25,472	7,075
Hedge ineffectiveness	—	—	(753)	—
Severance related costs	(66)	(55)	87	852
Development pursuit and other write-offs	232	(107)	1,406	3,662
Loss (gain) on other real estate transactions (9)	11,153	697	10,907	(10,224)
Acquisition costs	92	959	92	3,523
Legal settlements	589	(417)	680	(417)
Core FFO attributable to common stockholders	$310,881	$291,144	$1,189,976	$1,125,341

Average shares outstanding - diluted	138,245,981	137,519,045	138,066,686	137,461,637

Earnings per share - diluted	$1.72	$1.76	$6.35	$7.52
FFO per common share - diluted	$2.18	$2.09	$8.45	$8.26
Core FFO per common share - diluted	$2.25	$2.12	$8.62	$8.19

(1) In 2016, the Company received insurance proceeds, net of additional costs incurred, of $5,732 related to the severe winter storms that occurred in the Company’s Northeast markets in 2015. For full year 2016, the Company recognized $4,195 of this recovery as an offset to the impairment on depreciable real estate of $4,195 recognized in the prior year period. The balance of the net insurance proceeds received in 2016 of $1,537 is recognized as a casualty gain and is included in the reconciliation of FFO to Core FFO.

(2) Amounts for 2016 and 2017 are primarily composed of (i) the Company's portion of yield maintenance charges incurred for the early repayment of debt associated with joint venture disposition activity, (ii) the write-off of asset management fee intangibles primarily associated with the disposition of communities in the U.S. Fund and (iii) the Company's proportionate share of operating results for joint ventures formed with Equity Residential as part of the Archstone acquisition.

(3) Amounts for 2017 and 2016 are composed of the Company's recognition of its promoted interest in Fund II.
(4) Amount for full year 2017 includes an impairment charge for a land parcel the Company had acquired for development and sold in July 2017. Amount for full year 2016 includes impairment charges relating to ancillary land parcels.

(5) Amounts for 2017 include $5,438 in legal settlement proceeds relating to construction defects at a community acquired as part of the Archstone acquisition. Amount for full year 2017 also includes $19,481 for the Maplewood casualty loss, partially offset by $17,143 of property damage insurance proceeds. Amount for full year 2016 includes $8,702 in property damage insurance proceeds for the Edgewater casualty loss, and $1,537 in insurance proceeds in excess of the total recognized loss related to severe winter storms in the Company's Northeast markets that occurred in 2015.

(6) Aggregate impact of (i) Casualty and impairment (recovery) loss, net on real estate, (ii) Impairment loss on real estate, and (iii) Casualty (gain) loss, net on real estate, is a gain of $5,438 for Q4 2017 and a loss of $6,250 for full year 2017, and a gain of $3,935 for full year 2016, as shown on Attachment 1 - Detailed Operating Information.

(7) Amount for full year 2017 is composed of business interruption insurance proceeds resulting from the final insurance settlement of the Maplewood casualty loss. Amount for full year 2016 is primarily composed of business interruption insurance proceeds resulting from the final insurance settlement of the Edgewater casualty loss.

(8) Amounts for 2016 and 2017 primarily relate to a casualty event at Edgewater in Q1 2015, for which the Company received $20,306 in business interruption insurance proceeds in Q1 2016. Amounts for 2017 also include amounts related to the Maplewood casualty loss in Q1 2017, for which the Company recognized $3,495 in business interruption insurance proceeds in Q3 2017.

(9) Amounts for 2017 are primarily composed of a loss resulting from the non-cash write-off of prepaid rent associated with the purchase of land previously under a ground lease. Amount for the full year 2016 includes a gain of $10,621 for the land contributed by the Company to the AVA North Point joint venture.

Attachment 15

Gross Levered IRR is calculated as the internal rate of return on the Company's equity investment in Fund II considering the timing and amounts of capital contributions and distributions, including promoted interest earned on the Company’s general partnership interest.

Gross Levered Cash Flow Multiple is calculated as the ratio of the Company’s share of distributions from Fund II, including promoted interest earned, to the Company’s share of contributions in Fund II.

The calculation of Gross Levered IRR and Gross Levered Cash Flow Multiple excludes all management fees earned by the Company during the investment period.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDA divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of Core EBITDA and a calculation of Interest Coverage for the three months ended December 31, 2017 are as follows (dollars in thousands):

Net income attributable to common stockholders	$237,573
Interest expense, net, inclusive of loss on extinguishment of debt, net	53,833
Income tax expense	39
Depreciation expense	157,100
EBITDA	$448,545

NOI from real estate assets sold or held for sale	(1,369)
Gain on sale of communities	(92,845)
Loss on other real estate transactions	11,153
Joint venture income	(358)
Consolidated EBITDA after disposition activity	$365,126

Casualty and impairment gain	(5,438)
Lost NOI from casualty losses covered by business interruption insurance	1,662
Acquisition costs	92
Severance related costs	(66)
Development pursuit and other write-offs	232
Legal settlements	589
Core EBITDA	$362,197

Interest expense, net	$52,523

Interest Coverage	6.9 times

Attachment 15

Like-Term Effective Rent Change represents the change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rents as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New move-in like-term effective rent change is the change in effective rent between two consecutive leases of the same lease term category for the same apartment for new residents. Renewal like-term effective rent change is the change in effective rent between two consecutive leases of the same lease term category for the same apartment for current residents

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized fourth quarter 2017 Core EBITDA, as adjusted. For a calculation of Core EBITDA, see "Interest Coverage" above. A calculation of Net Debt-to-Core EBITDA is as follows (dollars in thousands):

Total debt principal (1)	$7,404,313
Cash and cash in escrow	(201,906)
Net debt	$7,202,407

Core EBITDA	$362,197

Core EBITDA, annualized	$1,448,788

Net Debt-to-Core EBITDA	5.0 times

(1) Balance at December 31, 2017 excludes $10,850 of debt discount and $36,386 of deferred financing costs as reflected in unsecured notes, net, and $16,351 of debt discount and $11,256 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed acquisition, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture income, depreciation expense, corporate income tax expense, casualty and impairment loss (gain), net, gain on sale of communities, loss (gain) on other real estate transactions and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets.  In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

Attachment 15

	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2017	2016	2017	2017	2017	2017	2016
Net income	$237,486	$242,183	$238,199	$165,194	$235,781	$876,660	$1,033,708
Indirect operating expenses, net of corporate income	16,926	14,443	15,752	16,423	16,297	65,398	61,403
Investments and investment management expense	1,659	1,277	1,501	1,455	1,321	5,936	4,822
Expensed acquisition, development and other pursuit costs, net of recoveries	649	1,220	789	570	728	2,736	9,922
Interest expense, net	52,523	49,648	47,741	50,102	49,295	199,661	187,510
Loss on extinguishment of debt, net	1,310	4,614	—	24,162	—	25,472	7,075
General and administrative expense	11,904	10,638	11,679	14,005	13,226	50,814	46,076
Joint venture income	(358)	(10,184)	(52,568)	(1,146)	(16,672)	(70,744)	(64,962)
Depreciation expense	157,100	140,020	144,990	141,439	140,621	584,150	531,434
Casualty and impairment (gain) loss, net	(5,438)	—	—	—	11,688	6,250	(3,935)
Gain on sale of communities	(92,845)	(90,041)	(27,738)	(44,067)	(87,949)	(252,599)	(374,623)
Loss (gain) on other real estate transactions	11,153	697	120	—	(366)	10,907	(10,224)
NOI from real estate assets sold or held for sale	(1,369)	(7,474)	(3,072)	(4,241)	(5,891)	(14,573)	(44,263)
NOI	$390,700	$357,041	$377,393	$363,896	$358,079	$1,490,068	$1,383,943

Established:
New England	$38,322	$38,074	$38,055	$36,820	$37,056	$150,253	$147,219
Metro NY/NJ	63,286	61,857	61,932	61,538	60,964	247,720	242,600
Mid-Atlantic	39,071	38,791	38,242	37,829	38,608	153,750	151,441
Pacific NW	16,008	14,674	15,687	15,017	14,815	61,527	57,857
No. California	64,812	64,237	64,557	64,587	63,717	257,673	253,582
So. California	61,166	59,570	60,024	59,808	60,551	241,549	232,582
Total Established	282,665	277,203	278,497	275,599	275,711	1,112,472	1,085,281
Other Stabilized (1)	52,469	46,612	48,519	48,186	47,559	196,733	155,069
Redevelopment	29,758	29,587	29,328	29,522	29,454	118,062	139,749
Development (2)	25,808	3,639	21,049	10,589	5,355	62,801	3,844
NOI	$390,700	$357,041	$377,393	$363,896	$358,079	$1,490,068	$1,383,943

(1) NOI for Full Year 2016 Other Stabilized Communities includes $20,306 of business interruption insurance proceeds related to the Edgewater casualty loss.

(2) NOI for Q3 and Full Year 2017 Development includes $3,495 of business interruption insurance proceeds related to the Maplewood casualty loss.

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2017	2016	2017	2016

Revenue from real estate assets sold or held for sale	$2,245	$11,021	$23,457	$70,273
Operating expenses from real estate assets sold or held for sale	(876)	(3,547)	(8,884)	(26,010)
NOI from real estate assets sold or held for sale	$1,369	$7,474	$14,573	$44,263

Attachment 15

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for Redevelopment Communities.

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2017. Other Stabilized Communities do not include communities that are conducting or planning to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the first quarter and full year 2018 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

	Low Range	High Range
Projected EPS (diluted) - Q1 2018	$0.99	$1.05
Depreciation (real estate related)	1.14	1.14
Projected FFO per share (diluted) - Q1 2018	2.13	2.19

Lost NOI from casualty losses covered by business interruption insurance	0.01	0.01
Projected Core FFO per share (diluted) - Q1 2018	$2.14	$2.20

Projected EPS (diluted) - Full Year 2018	$5.83	$6.23
Depreciation (real estate related)	4.40	4.60
Gain on sale of communities	(1.56)	(1.76)
Projected FFO per share (diluted) - Full Year 2018	8.67	9.07

Joint venture promote and other income, development pursuit, other write-offs and other	0.03	0.03
Lost NOI from casualty losses covered by business interruption insurance	0.01	0.01
Loss on extinguishment of consolidated debt	0.02	0.02
Projected Core FFO per share (diluted) - Full Year 2018	$8.73	$9.13

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Attachment 15

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is planned to begin during the current year. Redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the operations of the community, including occupancy levels and future rental rates.

Redevelopment Communities include eight communities containing 3,752 apartment homes that are currently under active redevelopment as of December 31, 2017, with an expected Total Capital Cost of $208,900,000, of which $149,700,000 is remaining to invest. In addition, during 2017, the Company commenced the reconstruction of the building that was destroyed in the Edgewater casualty loss in 2015. Upon completion, the new Edgewater building is expected to contain 240 apartment homes and be reconstructed for $60,000,000 excluding costs incurred prior to the start of reconstruction. The new Edgewater building's 240 apartment homes are currently excluded from the Company's home count and per home and occupancy metrics in this release, and will be included in the Company's home count upon completion.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2017	2016	2017	2016
Rental revenue (GAAP basis)	$396,735	$388,245	$1,574,395	$1,535,747
Concessions amortized	305	469	1,670	2,449
Concessions granted	(330)	(816)	(1,118)	(1,902)

Rental Revenue with Concessions
on a Cash Basis	$396,710	$387,898	$1,574,947	$1,536,294

% change -- GAAP revenue		2.2%		2.5%

% change -- cash revenue		2.3%		2.5%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Attachment 15

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as of December 31, 2017 as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2017 is as follows (dollars in thousands):

Full Year
NOI
NOI for Established Communities	$1,112,472
NOI for Other Stabilized Communities	196,733
NOI for Redevelopment Communities	118,062
NOI for Development Communities (1)	62,801
NOI from real estate assets sold or held for sale	14,573
Total NOI generated by real estate assets	1,504,641
NOI on encumbered assets	168,005
NOI on unencumbered assets	$1,336,636

Unencumbered NOI	89%

(1) NOI for Development includes $3,495 of business interruption insurance proceeds related to the Maplewood casualty loss.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.